UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 5, 2016

Lightstone Value Plus Real Estate Investment Trust III, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-55619	46-1140492
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1985 Cedar Bridge Avenue, Suite 1

Lakewood, New Jersey 08701

(Address, including zip code, of Principal Executive Offices)

Registrant's telephone number, including area code: (732) 367-0129

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

The terms “we,” “our,” “us” and “the Company” refer to Lightstone Value Plus Real Estate Investment Trust III, Inc., a Maryland corporation,  and, as required by context, Lightstone Value Plus REIT III, LP, and its wholly owned subsidiaries, which we collectively refer to as our “Operating Partnership.” Our sponsor is The Lightstone Group. David Lichtenstein controls and owns the majority of the equity interests of our sponsor. We will be externally advised by our advisor. Our advisor will conduct our operations and manage our portfolio of real estate investments. Mr. Lichtenstein is the majority owner of the equity interests of our advisor. He also is the majority owner of the equity interests of Lightstone SLP III LLC, a Delaware limited liability company that is the special limited partner of our operating partnership, and that we refer to as the special limited partner.

Estimated NAV and NAV per Share

On March 14, 2016, the Company’s board of directors previously approved its estimated net asset value (“NAV”) of approximately $40.1 million and resulting estimated NAV per share of $10.00, both as of December 31, 2015, after taking into consideration the special limited partner’s obligation to purchase additional subordinated participation interests in the amount of approximately $3.9 million, which were subsequently purchased for cash during the first quarter of 2016.

The Company subsequently determined  that it should not include the special limited partner’s obligation to purchase additional subordinated participation interests in its estimated NAV calculations unless such purchases of subordinated participation interests have been made on or before the as of date of the applicable NAV. Accordingly, the estimated NAV and resulting estimated NAV per share should have been approximately $36.2 million and of $9.02, both as of December 31, 2015 and both after the special limited partner’s purchase of subordinated participation interests. Through December 31, 2015, the special limited partner had purchased approximately $0.7 million of subordinated participation interests which are included in the estimated NAV and resulting estimated NAV per share as of December 31, 2015.

On May 13, 2016, our board of directors approved our estimated NAV of approximately $54.7 million and resulting estimated NAV per share of $9.50, both as of March 31, 2016 and both after the special limited partner’s purchase of subordinated participation interests. In the calculation of our estimated NAV, the special limited partner’s subordinated participation interests were not allocated any value because the estimated NAV per share did not exceed the aggregate $10.00 offering price per share plus a cumulative, pre-tax non-compounded annual return of 6.0%. If our estimated NAV exceeds the aggregate amount received from investors plus a cumulative, pre-tax compounded annual return of 6.0%, the value of any subordinated participation interests held by our special limited partner will be subtracted from the value of our net assets when our board of directors estimates the NAV. The value of the subordinated participation interests could be substantial, which could result in a significant decrease in our per share NAV. Through March 31, 2016, the special limited partner made cash purchases of subordinated participation interests totaling $4.6 million. In June 2016, the special limited partner made an additional cash purchase of subordinated participation interests of $6.5 million, increasing the aggregate cash purchases of subordinated participation interests to $11.1 million.

Process and Methodology

Our advisor, along with any necessary material assistance or confirmation of a third-party valuation expert or service, is responsible for calculating our NAV, which we currently expect will be done on a quarterly basis for as long as the special limited partner’s obligation to purchase subordinated participation interests continues and thereafter, will be done on at least an annual basis unless and until our Common Shares are approved for listing on a national securities exchange. Our board of directors will review and approve each estimate of NAV.

Our estimated NAV per share as of December 31, 2015 was calculated with the assistance of both our advisor and Marshall & Stevens Incorporated (“M&S”), an independent third-party valuation engaged by us to assist with the valuation of our assets, liabilities and any allocations to the special limited partner. The advisor recommended and the board of directors established the estimated NAV per share as of December 31, 2015 based upon the analyses and reports provided by the advisor and M&S. Our estimated NAV per share as of March 31, 2016 was calculated solely by our advisor. Our advisor recommended and the board of directors established the estimated NAV per share as of March 31, 2016 based upon the analyses provided by the advisor. The process for estimating the value of our assets and liabilities is performed in accordance with the provisions of the Investment Program Association Practice Guideline 2013-01, “Valuation of Publicly Registered Non-Listed REITs.” We believe that our valuations were developed in a manner reasonably designed to ensure their reliability.

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The engagement of M&S with respect to our NAV per share as of December 31, 2015 was approved by our board of directors, including all of our independent directors. M&S has extensive experience in conducting asset valuations, including valuations of commercial real estate, debt, properties and real estate-related investments.

With respect to our NAV per share as of December 31, 2015, M&S prepared appraisal reports (the “M&S December 2015 Appraisal Reports”), summarizing key inputs and assumptions, on the two properties (the “M&S Appraised Properties”) in which we held ownership interests as of December 31, 2015. M&S also prepared a NAV report (the “December 2015 NAV Report”) which estimated the NAV per share as of December 31, 2015. The December 2015 NAV Report relied upon the M&S December 2015 Appraisal Reports for the M&S Appraised Properties, M&S’s estimated value of our revolving promissory notes payable – related party, and the advisor's estimate of the value of our cash and cash equivalents, other assets, due to related parties, other liabilities and allocations of value to the subordinated participation interests, to calculate estimated NAV per share, all as of December 31, 2015.

In connection with the update of our NAV per share as of March 31, 2016, our advisor (i) reviewed the M&S 2015 Appraisal Reports and determined no material changes to the valuations for the M&S Appraised Properties were necessary; (ii) estimated the fair values of the two additional hospitality properties we acquired during the first quarter of 2016; (iii) applied the same methodology, which was previously utilized by M&S, to determine the estimated fair value of our revolving promissory notes payable – related party; and (iv) estimated the value of our cash and cash equivalents, other assets, due to related parties, other liabilities and allocations of value to the subordinated participation interests, to calculate our estimated NAV per share, all as of March 31, 2016.

The table below sets forth the calculation of our estimated NAV and resulting estimated NAV per share as of March 31, 2016 compared to December 31, 2015.

	As of March 31, 2016		As of December 31, 2015
	Value	Per Share	Value	Per Share
Net Assets:
Real Estate Properties	$56,775,149	$9.87	$32,900,000	$8.21
Non-Real Estate Assets:
Cash and cash equivalents	9,337,080		6,747,401
Other assets	1,093,011		1,194,309
Total non-real estate assets	10,430,091	1.81	7,941,710	1.98
Total Assets	67,205,240	11.68	40,841,710	10.19
Liabilities:
Revolving promissory notes payable – related party	(10,055,281)		(2,055,281)
Due to related parties	(246,998)		(1,159,314)
Other liabilities	(2,235,550)		(1,473,415)
Total liabilities	(12,537,829)	(2.18)	(4,688,010)	(1.17)
Adjusted NAV after giving effect to Special Limited Partner’s Purchase of Subordinated Participation Interests	$54,667,411	$9.50	$36,153,700	$9.02
Shares of Common Stock Outstanding	5,751,430		4,009,657
Portion of NAV attributable to Cash Sale of Subordinated Participation Interests:	$4,642,870	$0.81	$700,000	$0.17
NAV without Special Limited Partner’s Purchase of Subordinated Participation Interests	$50,024,541	$8.69	$35,453,700	$8.85

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Use of Independent Valuation Firm:

As discussed above, our advisor is responsible for calculating our NAV. In connection with determining our NAV, our advisor may rely on the material assistance or confirmation of a third-party valuation expert or service. In this regard, M&S was selected by our board of directors to assist our advisor in the calculation of our estimated NAV and resulting estimated NAV per share as of December 31, 2015. M&S’s services included appraising the M&S Appraised Properties and preparing the December 2015 NAV Report. M&S is engaged in the business of appraising commercial real estate properties and is not affiliated with us or the advisor. The compensation we paid to M&S was based on the scope of work and not on the appraised values of our real estate properties. The appraisals were performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practice, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation. The M&S December 2015 Appraisal Reports were reviewed, approved, and signed by an individual with the professional designation of MAI licensed in the state where each real property is located. The use of the reports is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives. In preparing its reports, M&S did not, and was not requested to, solicit third-party indications of interest for our common stock in connection with possible purchases thereof or the acquisition of all or any part of us.

M&S collected reasonably available material information that it deemed relevant in appraising these real estate properties. M&S relied in part on property-level information provided by the advisor, including (i) property historical and projected operating revenues and expenses; and (ii) information regarding recent or planned capital expenditures.

In conducting their investigation and analyses, M&S took into account customary and accepted financial and commercial procedures and considerations as they deemed relevant. Although M&S reviewed information supplied or otherwise made available by us or the advisor for reasonableness, they assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to them by any other party and did not independently verify any such information. M&S assumed that any operating or financial forecasts and other information and data provided to or otherwise reviewed by or discussed with M&S were reasonably prepared in good faith on bases reflecting the then best currently available estimates and judgments of our management, our board of directors, and/or the advisor. M&S relied on us to advise them promptly if any information previously provided became inaccurate or was required to be updated during the period of their review.

In performing its analyses, M&S made numerous other assumptions as of various points in time with respect to industry performance, general business, economic, and regulatory conditions, and other matters, many of which are beyond their control and our control. M&S also made assumptions with respect to certain factual matters. For example, unless specifically informed to the contrary, M&S assumed that we have clear and marketable title to each real estate property appraised, that no title defects exist, that any improvements were made in accordance with law, that no hazardous materials are present or were present previously, that no significant deed restrictions exist, and that no changes to zoning ordinances or regulations governing use, density, or shape are pending or being considered. Furthermore, M&S’s analyses, opinions, and conclusions were necessarily based upon market, economic, financial, and other circumstances and conditions existing as of or prior to the date of the M&S December 2015 Appraisal Reports, and any material change in such circumstances and conditions may affect M&S’s analyses and conclusions. The M&S December 2015 Appraisal Reports contain other assumptions, qualifications, and limitations that qualify the analyses, opinions, and conclusions set forth therein. Furthermore, the prices at which our real estate properties may actually be sold could differ from M&S’s analyses.

M&S is actively engaged in the business of appraising commercial real estate properties similar to those owned by us in connection with public security offerings, private placements, business combinations, and similar transactions. We do not believe that there are any material conflicts of interest between M&S, on the one hand, and us, the Sponsor, the advisor, and our affiliates, on the other hand. Our advisor engaged M&S on behalf of our board of directors to deliver their reports to assist in the NAV calculation as of December 31, 2015 and M&S received compensation for those efforts. In addition, we agreed to indemnify M&S against certain liabilities arising out of this engagement. In the two years prior to us publishing our NAV per share as of December 31, 2015, M&S was not engaged by us. M&S may from time to time in the future perform other services for us and our Sponsor or other affiliates of the Sponsor, so long as such other services do not adversely affect the independence of M&S as certified in the M&S December 2015 Appraisal Reports.

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Although M&S considered any comments received from us and the advisor relating to their reports, the final appraised values of the M&S Appraised Properties were determined by M&S. The reports were addressed to our board of directors to assist our board of directors in calculating an estimated value per share of our common stock as of December 31, 2015. The reports were not addressed to the public, may not be relied upon by any other person to establish an estimated value per share of our common stock, and do not constitute a recommendation to any person to purchase or sell any shares of our common stock.

Our goal in calculating our estimated NAV is to arrive at values that are reasonable and supportable using what we deem to be appropriate valuation methodologies and assumptions. The reports, including the analysis, opinions, and conclusions set forth in such reports, are qualified by the assumptions, qualifications, and limitations set forth in the respective reports. The following is a summary of our valuation methodologies used to value our assets and liabilities by key component:

Real Estate Properties :  We have ownership interests in real estate properties (collectively, the “Real Estate Properties”). As of March 31, 2016, on a collective basis, we wholly owned and consolidated the operating results and financial condition of four hospitality properties, or select services hotels, containing a total of 444 rooms.

As described above, we previously engaged M&S to provide an appraisal of the M&S Appraised Properties, which consisted of the two hospitality properties in which we held ownership interests as of December 31, 2015. In preparing the appraisal reports, M&S, among other things:

•	performed a site visit of each property in connection with this assignment or other assignments;

•	interviewed our officers or the advisor's personnel to obtain information relating to the physical condition of each appraised property, including known environmental conditions, status of ongoing or planned property additions and reconfigurations, and other factors for such leased properties; and

•	reviewed the acquisition criteria and parameters used by real estate investors for properties similar to the subject properties, including a search of real estate data sources and publications concerning real estate buyer's criteria, discussions with sources deemed appropriate, and a review of transaction data for similar properties.

M&S employed the income approach and the sales comparison approach to estimate the value of the appraised properties. The income approach involves an economic analysis of the property based on its potential to provide future net annual income. As part of the valuation, a discounted cash flow analysis (“DCF Analysis”) and direct capitalization analysis was used in the income approach to determine the value of our interest in the portfolio. The indicated value by the income approach represents the amount an investor may pay for the expectation of receiving the net cash flow from the property.

The direct capitalization analysis is based upon the net operating income of the property capitalized at an appropriate capitalization rate for the property based upon property characteristics and competitive position and market conditions at the date of the appraisal.

In applying the DCF Analysis, pro forma statements of operations for the property including revenues and expenses are analyzed and projected over a multi-year period. The property is assumed to be sold at the end of the multi-year holding period. The reversion value of the property which can be realized upon sale at the end of the holding period is calculated based on the capitalization of the estimated net operating income of the property in the year of sale, utilizing a capitalization rate deemed appropriate in light of the age, anticipated functional and economic obsolescence and competitive position of the property at the time of sale. Net proceeds to owners are determined by deducting appropriate costs of sale. The discount rate selected for the DCF Analysis is based upon estimated target rates of return for buyers of similar properties.

The sales comparison approach utilizes indices of value derived from actual or proposed sales of comparable properties to estimate the value of the subject property. The appraiser analyzed such comparable sale data as was available to develop a market value conclusion for the subject property.

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M&S prepared the M&S December 2015 Appraisal Reports, summarizing key inputs and assumptions, for each of the appraised properties using financial information provided by us and our advisor. From such review, M&S selected the appropriate cash flow discount rate, residual discount rate, and terminal capitalization rate in the DCF Analysis, the appropriate capitalization rate in the direct capitalization analysis and the appropriate price per unit in the sales comparison analysis.

In connection with the calculation of our NAV as of March 31, 2016, our advisor reviewed the M&S 2015 Appraisal Reports and determined no material changes to the valuations for the M&S Appraised Properties were necessary. Furthermore, we acquired two additional hospitality properties during the first quarter of 2016 and our advisor estimated the fair values of these real estate properties based on preliminary valuations and other analyses. The preliminary valuation for each hospitality property is equal to its respective contractual purchase price as discussed below.

Hampton Inn – Lansing

On March 10, 2016, we completed the acquisition of an 86-room, select service hotel located in Lansing, Michigan (the “Hampton Inn – Lansing”) from an unrelated third party, for a contractual purchase price of approximately $10.5 million; less adjustments, paid in cash, excluding closing and other related transaction costs.

The acquisition of the Hampton Inn – Lansing was accounted for under the purchase method of accounting with us treated as the acquiring entity. Accordingly, the consideration paid by us to complete the acquisition of the Hampton Inn – Lansing has been allocated to the assets acquired based upon their fair values as of the date of the acquisition. The allocation of the purchase price of the Hampton Inn – Lansing is based upon certain preliminary valuations and other analyses that have not been completed as of the date of this filing. Any changes in the estimated fair values of the net assets recorded for this acquisition upon the finalization of more detailed analyses will change the allocation of the purchase price. As such, the purchase price allocations for this transaction are preliminary estimates, which are subject to change within the measurement period. Any subsequent changes to the purchase price allocations that are material will be adjusted prospectively. Based on the preliminary estimates, approximately $1.2 million was allocated to land and improvements, $8.8 million was allocated to building and improvements, and $0.5 million was allocated to furniture and fixtures and other assets.

The capitalization rate for the acquisition of the Hampton Inn – Lansing was approximately 12.0%. We calculate the capitalization rate for a real property by dividing net operating income of the property by the purchase price of the property, excluding costs. For purposes of this calculation, net operating income was based upon the twelve-month period ended November 30, 2015. Additionally, net operating income is all gross revenues from the property less all operating expenses, including property taxes and management fees but excluding depreciation. Assuming all other factors remain the same, a hypothetical 25 basis point increase or decrease in the capitalization rate would result in a decrease of approximately $0.2 million and an increase of $0.2 million, respectively, in the estimated value of the Hampton Inn – Lansing.

Courtyard – Warwick

On March 23, 2016, we completed the acquisition of a 92-room, select service hotel located in Warwick, Rhode Island (the “Courtyard – Warwick”) from an unrelated third party, for a contractual purchase price of $12.4 million, less adjustments, paid in cash, excluding closing and other related transaction costs.

The acquisition of the Courtyard – Warwick was accounted for under the purchase method of accounting with us treated as the acquiring entity. Accordingly, the consideration paid by us to complete the acquisition of the Courtyard – Warwick has been allocated to the assets acquired based upon their fair values as of the date of the acquisition. The allocation of the purchase price of the Courtyard – Warwick is based upon certain preliminary valuations and other analyses that have not been completed as of the date of this filing. Any changes in the estimated fair values of the net assets recorded for this acquisition upon the finalization of more detailed analyses will change the allocation of the purchase price. As such, the purchase price allocations for this transaction are preliminary estimates, which are subject to change within the measurement period. Any subsequent changes to the purchase price allocations that are material will be adjusted prospectively. Based on the preliminary estimates, approximately $1.4 million was allocated to land and improvements, $10.4 million was allocated to building and improvements, and $0.6 million was allocated to furniture and fixtures and other assets.

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The capitalization rate for the acquisition of the Courtyard – Warwick was approximately 8.3%. We calculate the capitalization rate for a real property by dividing net operating income of the property by the purchase price of the property, excluding costs. For purposes of this calculation, net operating income was based upon the twelve-month period ended January 31, 2016. Additionally, net operating income is all gross revenues from the property less all operating expenses, including property taxes and management fees but excluding depreciation. Assuming all other factors remain the same, a hypothetical 25 basis point increase or decrease in the capitalization rate would result in a decrease of approximately $0.4 million and an increase of $0.4 million, respectively, in the estimated value of the Courtyard – Warwick.

As of March 31, 2016, our ownership interests in our Real Estate Properties were valued at $56.8 million.

The following summarizes the key assumptions that were used in the discounted cash flow models to estimate the value of the M&S Appraised Properties included in our Real Estate Properties, as of March 31, 2016:

Weighted-average:
Exit capitalization rate	8.86%
Discount rate	10.09%
Annual market rent growth rate	2.98%
Annual net operating income growth rate	2.95%
Holding period (in years)	10.0

While we believe that the assumptions made by M&S are reasonable, a change in these assumptions would impact the calculations of the estimated value of M&S Appraised Properties included in our Real Estate Properties. Assuming all other factors remain unchanged, the following table summarizes the estimated change in the values of the M&S Appraised Properties included in our Real Estate Properties which would result from a 25 basis point increase or decrease in exit capitalization rates and discount rates:

Increase of 25 basis points:
Exit capitalization rate	$(412,523)
Discount rate	(561,854)
Decrease of 25 basis points:
Exit capitalization rate	$435,798
Discount rate	574,363

As of March 31, 2016, the aggregate estimated value of our interests in the Real Estate Properties was approximately $56.8 million and the aggregate cost of our Real Estate Properties was approximately $52.0 million, including $2.2 million of capital and tenant improvements invested subsequent to acquisition. The estimated value of our Real Estate Properties compared to the original acquisition price plus subsequent capital improvements through March 31, 2016, results in an estimated overall increase in the real estate value of 9.1%.

Cash and Cash Equivalents :  The estimated values of our cash and cash equivalents approximate their carrying values due to their short maturities.

Other Assets :  Our other assets consist of tenant accounts receivable, deposits, and prepaid expenses and other assets. The estimated values of these items approximate their carrying values due to their short maturities. Certain other items, primarily intangibles, have been eliminated for the purpose of the valuation because those items are already considered in our valuation of the respective investments in real estate properties or financial instruments.

Revolving Promissory Notes Payable – Related Party :  The value for our revolving promissory notes payable – related party was estimated using a discounted cash flow analysis, which used inputs based on the remaining loan terms and estimated current market interest rates for mortgage loans with similar characteristics, including remaining loan term and loan-to-value ratios. The current market interest rate was generally determined based on market rates for available comparable debt. The estimated current market interest rate for mortgage loans was 6.40%.

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Due to Related Parties :  The estimated value of our due to related parties approximates its carrying value due to its short maturity.

Other Liabilities :  Our other liabilities consist of our accounts payable and accrued expenses, deposits payable and distributions payable. The carrying values of these items were considered to equal their fair value due to their short maturities.

Limitations and Risks

As with any valuation methodology, the methodology used to determine our estimated NAV and resulting estimated NAV per share is based upon a number of estimates and assumptions that may prove later not to be accurate or complete. Further, different market participants with different property-specific and general real estate and capital market assumptions, estimates, judgments and standards could derive different estimated NAVs per share, which could be significantly different from the estimated NAV per share approved by our board of directors. The estimated NAV per share approved by our board of directors does not represent the fair value of our assets less liabilities in accordance with GAAP, and such estimated NAV per share is not a representation, warranty or guarantee that:

•	a stockholder would be able to resell his or her shares of common stock at the estimated NAV per share;

•	a stockholder would ultimately realize distributions per share of common stock equal to the estimated NAV per share upon liquidation of our assets and settlement of our liabilities or a sale of the Company;

•	our shares of common stock would trade at the estimated NAV per share on a national securities exchange;

•	an independent third-party appraiser or other third-party valuation firm would agree with the estimated NAV per share; or

•	the methodology used to estimate our NAV per share would be acceptable to FINRA or under the Employee Retirement Income Security Act with respect to their respective requirements.

The Internal Revenue Service and the Department of Labor do not provide any guidance on the methodology an issuer must use to determine its estimated NAV per share. FINRA guidance provides that NAV valuations be derived from a methodology that conforms to standard industry practice.

As with any valuation methodology, our methodology is based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive different estimated NAVs per share, and these differences could be significant. The estimated NAV per share is not audited and does not represent the fair value of our assets less our liabilities in accordance GAAP, nor do they represent an actual liquidation value of our assets and liabilities or the amount shares of our common stock would trade at on a national securities exchange. As of the date of this filing, although we have not sought stockholder approval to adopt a plan of liquidation of the Company, certain distributions may be payable to the special limited partner for its subordinated participation interests in connection with a liquidation event. Accordingly, our estimated NAV reflects any allocations of value to the subordinated participation interests representing the amount that would be payable to the special limited partner in connection with a liquidation event pursuant to the guidelines for estimating NAV contained in IPA Practice Guideline 2013-01, “Valuation of Publicly Registered Non-Listed REITs.” Our estimated NAV per share is based on the estimated value of our assets less the estimated value of our liabilities less any allocations to the special limited partner’s subordinated participation interests divided by the number of our diluted shares of common stock outstanding, all as of the date indicated. Our estimated NAV per share does not reflect a discount for the fact we are externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. Our estimated NAV per share does not take into account estimated disposition costs or fees or penalties, if any, that may apply upon the prepayment of certain of our debt obligations or the impact of restrictions on the assumption of certain debt. Our NAV per share will fluctuate over time as a result of, among other things, future acquisitions or dispositions of assets, developments related to individual assets and the management of those assets and changes in the real estate and capital markets. Different parties using different assumptions and estimates could derive different NAVs and resulting estimated NAVs per share, and these differences could be significant. Markets for real estate and real estate-related investments can fluctuate and values are expected to change in the future. We currently expect that our advisor will estimate our NAV on a quarterly basis for as long as the special limited partner’s obligation to purchase subordinated participation interests continues and thereafter, our advisor will estimate our NAV on at least an annual basis. Our board of directors will review and approve each estimate of NAV.

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The following factors may cause a stockholder not to ultimately realize distributions per share of common stock equal to the estimated NAV per share upon liquidation:

•	The methodology used to determine estimated NAV per share includes a number of estimates and assumptions that may not prove to be accurate or complete as compared to the actual amounts received in the liquidation;

•	In a liquidation, certain assets may not be liquidated at their estimated values because of transfer fees and disposition fees, which are not reflected in the estimated NAV calculation;

•	In a liquidation, debt obligations may have to be prepaid and the costs of any prepayment penalties may reduce the liquidation amounts. Prepayment penalties are not included in determining the estimated value of liabilities in determining estimated NAV;

•	In a liquidation, the real estate assets may derive a portfolio premium which premium is not considered in determining estimated NAV;

•	In a liquidation, the potential buyers of the assets may use different estimates and assumptions than those used in determining estimated NAV;

•	If the liquidation occurs through a listing of the common stock on a national securities exchange, the capital markets may value the Company's net assets at a different amount than the estimated NAV. Such valuation would likely be based upon customary REIT valuation methodology including funds from operation (“FFO”) multiples of other comparable REITs, FFO coverage of dividends and adjusted FFO payout of the Company's anticipated dividend; and

•	If the liquidation occurs through a merger of the Company with another REIT, the amount realized for the common stock may not equal the estimated NAV per share because of many factors including the aggregate consideration received, the make-up of the consideration (e.g., cash, stock or both), the performance of any stock received as part of the consideration during the merger process and thereafter, the reception of the merger in the market and whether the market believes the pricing of the merger was fair to both parties.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST III, INC.

Date: July 5, 2016	By:	/s/ Donna Brandin
Donna Brandin
Chief Financial Officer and Treasurer